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                          SCUDDER NEW EUROPE FUND, INC.
                              ARTICLES OF AMENDMENT

      Scudder New Europe Fund, Inc. a Maryland Corporation having its principal office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Charter of the Corporation is hereby amended by striking out paragraph (a) of Article Fifth and inserting in lieu thereof the following:

      (a) the total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, all of the one class called Common Stock of one cent ($0.01) par value each, having an aggregate par value of $1,000,000.

      SECOND: Immediately before the foregoing Amendment to the Charter of the Corporation the total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, all of one class called Common Stock of one cent ($0.01) par value each, having an aggregate par value of $500,000, and immediately after the Amendment the total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, all of one class called Common Stock of one cent ($0.01) par value each, having an aggregate par value of $1,000,000.

      THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and no stock entitled to be voted on this matter is outstanding or subscribed for.

      IN WITNESS WHEREOF, Scudder New Europe Fund, Inc. has caused these
Articles of Amendment to be signed in its name and on its behalf by its President, Nicholas Bratt, attested by its Assistant Secretary, Paul J. Elmlinger, on January 4, 1990.
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      The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Charter are true in all material respects and that this statement is made under penalties of perjury.

                                    Scudder New Europe Fund, Inc.

                                    By: /s/ Nicholas Bratt
                                        -------------------------
                                        Nicholas Bratt, President

Attest:

/s/ Paul J. Elmlinger
---------------------
Paul J. Elmlinger
Assistant Secretary


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